Exhibit 21.1

SUBSIDIARIES OF CHARLES & COLVARD, LTD.

Company Name	Jurisdiction

charlesandcolvard.com, LLC	North Carolina

moissaniteoutlet.com, LLC (a wholly owned subsidiary of charlesandcolvard.com, LLC)	North Carolina